                                                                    EXHIBIT 7(b)







===============================================================================



                               WARRANT AGREEMENT

                                  DATED AS OF

                                  MAY 22, 1997

                                 BY AND BETWEEN

                           WATSON GENERAL CORPORATION

                                      AND

                           SAGAPONACK PARTNERS, L.P.



===============================================================================

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
SECTION 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.1  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2  THE WARRANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      2.1  Issuance of Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      2.2  Manner of Exercise of Warrants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
      2.3  Issuance of Shares Upon Exercise   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      2.4  Payment of Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      2.5  Reservation of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.6  Securities Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.7  Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.8  Exchanges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 3  ANTI-DILUTION PROTECTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      3.1  Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
           3.1.1       Change in Covered Options  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
           3.1.2       Change in Base Ownership Percentage. . . . . . . . . . . . . . . . . . . . . .  7

SECTION 4  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      4.1  Transfers      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      4.2  Notices        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      4.3  Costs of Enforcement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      4.4  Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      4.5  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      4.6  Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      4.7  Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      4.8  Remedies       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      4.9  Incorporation of Exhibits and Schedules by Reference   . . . . . . . . . . . . . . . . . .  9
      4.10 Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9








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                               WARRANT AGREEMENT


        This WARRANT AGREEMENT is entered into as of this 22nd day of May, 1997, by and between Watson General Corporation, a California corporation (the "Company") and Sagaponack Partners, L.P., a California limited partnership (the "Investor").

                                   BACKGROUND

        The Company is authorized to issue one class of Common Stock. The Common Stock is not convertible.

        Pursuant to this Agreement, the Company shall issue 2,625,432 warrants to the Investor entitling the Investor to purchase an aggregate of 2,625,432 shares of common stock of the Company, subject to adjustment as set forth herein. Such warrants shall entitle the Investor to purchase shares of Common Stock.

                                   AGREEMENT

        NOW, THEREFORE, the Company and the Investor agree as follows:


                                   SECTION 1


                                  DEFINITIONS


        1.1 Certain Defined Terms. The following terms used in this Agreement have the following meanings:

                 "Accredited Investor" has the meaning given to that term in
Section 501(a) of Regulation D promulgated under the Act.

                 "Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

                 "Adjusted Base Ownership Percentage" shall have the meaning given such term in the Securities Purchase Agreement.

                 "Applicable Percentage" means the Base Ownership Percentage or the Adjusted Base Ownership Percentage, whichever is applicable at the time of determination.





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

                 "Base Ownership Percentage" shall have the meaning given such term in the Securities Purchase Agreement.

                 "Closing Date" means the date on which the proceeds of the Senior Secured Notes are disbursed to the Company pursuant to the Securities Purchase and Security Agreement.

                 "Common Stock" means any class or series of common stock issued by the Company.

                 "Covered Exercise" means any exercise of a Covered Option.

                 "Covered Option" means any warrant, option or right to purchase shares of Common Stock, including, without limitation, pursuant to any of the documents or instruments set forth on Schedule 1 hereto, whether granted prior or subsequent to the date of this Warrant Agreement, other than any option or warrant granted pursuant to this Warrant Agreement or pursuant to the Securities Purchase Agreement.

                 "Exercisable Warrants" shall have the meaning given such term in Section 2.2 hereof.

                 "Exercise Notice" shall mean a written notice to the Company stating the number of Exercisable Warrants being exercised and the number of shares of Common Stock with respect to which the Exercisable Warrants are being exercised.

                 "Exercise Price" means with respect to any Covered Exercise, the exercise price per share of the Covered Option.

                 "Fair Value" of a share of Common Stock on any specified date means:

                 (i) If shares of Common Stock are then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily closing prices for the thirty (30) trading days before such date, excluding any trades which are not bona fide, arm's length transactions. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded.

                 (ii) If no shares of Common Stock are then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the reported closing bid and asked prices thereof on such date in the over-the-counter market as shown by the National Association of Securities Dealers automated quotation system or, if





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such shares are not then quoted in such system, as published by the National
Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Holder.

                 (iii) If no shares of Common Stock are then listed or admitted to trading on any national exchange or traded on any national market system, and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the fair value of a share of Common Stock shall be as mutually agreed by the Company and the Holder; provided, however that if the Company and such Holder are unable to mutually agree upon the fair value, the Company and such Holder shall, within five (5) days from the date that either party determines that they cannot agree and so notifies the other party in writing, jointly retain an investment banking firm, or a nationally recognized accounting firm or other firm providing similar valuation services, satisfactory to each of them. If the Company and such Holder are unable to agree on the selection of such a firm within such five (5) day period, the Company and such Holder shall, within twenty (20) days after expiration of such five (5) day period, each retain a separate independent investment banking firm (which firm, in either case, shall not be the investment banking firm regularly retained by the Company or such Holder). If either the Company or such Holder fail to retain such an investment banking firm during such twenty (20) day period, then the independent investment banking firm retained by such Holder or the Company, as the case may be, shall alone take the actions described below. Such firms shall determine within thirty (30) days of being retained the fair value of a share of Common Stock and deliver their opinion in writing to the Company and to such Holder as to such fair value. If such firms cannot jointly agree upon such fair value, then, unless otherwise directed in writing by both the Company and such Holder, such firms, in their sole discretion, shall choose another investment banking firm independent of the Company and such Holder, which firm shall make such determination, and render such an opinion as promptly as practicable. In either case, the determination so made shall be conclusive and binding on the Company and such Holder. The fees and expenses for such determination made by any and all such investment banking or other firms shall be paid by the Company. In the determination of the fair value of a share of Common Stock, there shall not be taken into consideration any premium for shares representing control of the Company or any discount related to shares representing a minority interest therein or related to any illiquidity or lack of marketability of shares arising from contractual restrictions on the transfer of shares of Common Stock or restrictions on transfer under federal and applicable state securities laws.

                 "Holder" means any registered holder of Warrants or Warrant Shares.

                 "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.





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                 "Securities Purchase Agreement" means the Securities Purchase
Agreement between the Company and the Investor of even date herewith.

                 "Transfer" means the sale, pledge, assignment or other transfer of the Warrants or the Warrant Shares, in whole or in part, and of the rights of the Holders under this Agreement.

                 "Warrants" means the warrants issued pursuant to this Agreement, which, when exercised, give the Holder thereof the right to obtain one share of Common Stock per warrant, subject to adjustment as provided herein.

                 1.2     Interpretation

                 Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole. The term "including" is not limiting and the term "or" has the inclusive meaning represented by the term "and/or." The words "hereof," "herein," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "Articles", "Sections," "Subsections," "Exhibits," and "Schedules" are to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural. Any capitalized terms used herein which are not specifically defined herein have the meaning given to them in the Loan Agreement.


                                   SECTION 2

                                  THE WARRANTS

        2.1 Issuance of Warrants

            The Company hereby grants and issues to the Investor 2,625,432 Warrants to purchase 2,625,432 shares of Common stock. The number of Warrants issued pursuant hereto shall (i) increase or decrease, as the case may be, pursuant to Section 3 hereof and (ii) increase from time to time as more Covered Options are issued so that at all times the number of Warrants issuable hereunder is not less than (a) the sum of (i) the number of Warrants issuable hereunder at such time plus (ii) the number of Covered Options outstanding at such time, times (b) the Applicable Percentage.

        2.2 Manner of Exercise of Warrants

            The Investor may exercise the Warrants only after a Covered Exercise has occurred. The number of Warrants which shall become exercisable whenever a Covered





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Exercise occurs (the "Exercise Warrants") shall be determined by multiplying
(i) the number of shares of Common Stock issued upon such Covered Exercise times (ii) the Percentage determined by dividing (x) the Applicable Percentage by (y) the number obtained by subtracting the Applicable Percentage from one. The Company shall notify the Holder within five (5) days of each Covered Exercise. The Holder shall have the right to purchase from the Company, and the Company shall issue and sell to such Holder, one share of Common Stock for each Warrant exercised, upon delivery to the Company at its principal office of an Exercise Notice and upon payment to the Company of the Exercise Price in lawful money of the United States of America.

        At the election of the Holder, the Holder may elect to exercise its option for a cashless exercise of Warrants by notifying the Company of such election and the Company shall issue to the Holder a number of shares of Common Stock equal to the product of (a) the excess of the Fair Market Value per share over the Exercise Price and (b) the number of Warrants to be exercised, such product to be divided by (c) the Fair Market Value per share. For purposes of calculating the Adjusted Base Ownership Percentage under Section 2.2.8 of the Securities Purchase Agreement, the number of shares of Common Stock issued pursuant to a Covered Exercise shall be deemed to be the number of shares of Common Stock that would have been issued had such exercise been for cash, notwithstanding whether or not the Covered Exercise was for cash or was cashless.

        2.3 Issuance of Shares Upon Exercise

            Upon exercise of a Warrant, the Company shall issue and cause to be delivered to the Holder, registered in such name or names as the Holder may designate a certificate representing the share or shares of Common Stock issuable upon the exercise of such Warrant. Such certificate shall be deemed to have been issued and any person so designated shall be deemed to have become a holder of record of such Common Stock as of the date of delivery of the Exercise Notice to the Company and payment of the Exercise Price. The Warrants may be exercised, at the election of the Holder thereof, for all or any portion of the number of Warrants which have become exercisable pursuant to Section 2.2.

        2.4 Payment of Expenses and Taxes

        The Company shall pay all expenses and taxes imposed by law or any governmental agency, including any documentary stamp taxes, attributable to the issuance of Warrant Shares upon the exercise of Warrants; provided, that nothing in this Section 2.4 shall make the Company liable for any income taxes payable by the Holder and associated with the issuance of the Warrants or the exercise thereof.





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        2.5 Reservation of Shares.

        The Company covenants and agrees that, so long as any Warrants remain outstanding, the Company shall (i) at all times have authorized and reserved a number of shares of Common Stock sufficient to provide for the exercise of the Warrants and (ii) take all such action as may be required to assure that the par value, if any, per share of Common Stock is at all times equal to or less than the average Exercise Price of all Covered Options as in effect from time to time.

        2.6 Securities Law Compliance

        If the issuance of any shares of Common Stock required to be reserved for purposes of the exercise of any Warrants requires the registration with, or approval of, any governmental authority or requires listing on any national securities exchange or national market system before such shares may be so issued, the Company shall at its expense use its best efforts to cause such shares to be duly registered, approved or listed, as the case may be, so that such shares may be issued in accordance with the terms hereof; provided, however, that the foregoing shall not apply to the extent that such issuance would require registration or qualification as a public offering solely due to the Transfer of the Warrants by one or more Holders to Persons who are not Accredited Investors.

        2.7 Fractional Shares

        The Company need not issue fractional shares upon the exercise of Warrants but in lieu thereof may pay to the Holder the Fair Value of such fractional shares; provided, however, that in the event that the Company undertakes a reduction in the number of shares of Common Stock outstanding, it shall be required to issue fractional shares to any Holder which exercises all or any part of its Warrants.

        2.8 Exchanges

        At the option of the Holder, this Warrant Agreement Certificate may be exchanged when surrendered at the principal office of the Company for one or more Warrant Agreement representing in the aggregate a Warrant or Warrants to acquire a like number and kind of shares of Common Stock in the Company by the Holder.





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                                   SECTION 3

                            ANTI-DILUTION PROTECTION


        3.1 Adjustments

        If all or any portion of Exercisable Warrants issued pursuant hereto is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property for stock, separation, reorganization, or liquidation, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the Investor exercising such Exercisable Warrants shall receive, upon the exercise of such exercise right, the aggregate number and class of shares which, if the Exercisable Warrants had been exercised at the date hereof and the shares acquired thereby had not been disposed of, such Investor would be holding as a result of any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property for stock, separation, reorganization, or liquidation; provided however, that no fractional share shall be issued upon any such exercise if the Company pays the Holder the Fair Value of any fractional shares which would have been issued to such Holders but for this clause.

        In the event that the Applicable Percentage should increase at any time during the term of this Agreement, then the Investor shall be entitled to exercise, with respect to any Exercisable Warrants then exercisable and on the same terms and conditions thereof, an additional number of Warrants such that, when aggregated with the Exercisable Warrants, shall equal the number of Exercisable Warrants that would have been issued to Investor pursuant to this Warrant Agreement had the increased Applicable Percentage been in effect as the time that the applicable Covered Exercise occurred. Such additional Warrants shall be deemed Exercisable Warrant for purposes of this Warrant Agreement.

        3.1.1 Change in Covered Options. If the number of shares of Common Stock issued and/or issuable under or in connection with any Covered Option increase, then the number of Warrants issuable hereunder shall increase by a number which is an equal percentage of the warrants to the percentage increase or decrease of the number of warrants issued or issuable under the Covered Options.

        3.1.2 Change in Base Ownership Percentage. If an Adjusted Base Ownership Percentage is determined, the number of Warrants issuable hereunder shall increase by a percentage equal to the percentage by which the Adjusted Ownership Percentage is greater than the Base Ownership Percentage.





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                                   SECTION 4

                                 MISCELLANEOUS

        4.1 Transfers.

        After September 21, 1997, the Holder may make one or more Transfers from time to time to any Person provided that such Transfer is made in compliance with the Act and any state securities laws. Upon any Transfer, the transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Investor making such Transfer and thereafter be deemed an "Investor" under this Warrant Agreement. The Company shall effect each such Transfer in the manner described in Section 2.4.2 of the Securities Purchase Agreement.

        4.2 Notices

        In order to be effective, any notice or other communication required or permitted hereunder shall, unless otherwise stated herein, be in writing and shall be transmitted by messenger, delivery service, mail, telegram, telecopy or cable, at its address set forth on Schedule 4.2 or at such other address as a party shall designate in a written notice to the other parties hereto given in accordance with this Section. All notices and other communications shall be effective (i) if sent by messenger or delivery service, when delivered, (ii) if sent by mail, five days after having been sent by certified mail, with return receipt requested, (iii) if sent by telegraph or cable, when delivered to the telegraph or cable company or (iv) if sent by telecopier, when sent. In order to be effective, any notice transmitted to an address outside the United States of America by any means other than telecopier shall at the time of transmittal be duplicated by counterpart telecopier notice.

        4.3 Costs of Enforcement

        If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

        4.4 Successors and Assigns

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder except (i) as permitted by the Securities Purchase Agreement or (ii) with the prior written consent of the Holders.





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        4.5 Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed wholly within New York by New York residents.

        4.6 Consent to Jurisdiction

            The Company hereby consents to the non-exclusive jurisdiction, venue and forum of any state or federal court in New York, New York with respect to any action, whether commenced by the Investor or any other Person, which, in whole or in part, in any way arises under or relates to this Agreement.

        4.7 Execution in Counterparts

            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement.

        4.8 Remedies

            In the event of a breach by the Company of this Agreement, any Holder injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of this Agreement by the Company and hereby waives the defense in any action for specific performance that a remedy at law would be adequate.

        4.9 Incorporation of Exhibits and Schedules by Reference

            All Exhibits and Schedules to this Agreement are incorporated herein by this reference.

        4.10 Entire Agreement; Amendment

             This Agreement (including the Exhibits, Schedules and the parts of the Loan Agreement incorporated by reference herein) constitute the entire agreement between the Company and the Investor with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be modified or amended or any provision





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hereof may be waived only with the written consent of the Company and the
Holders of at least two-thirds (2/3) of the aggregate number of Warrants then outstanding.


















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

        IN WITNESS WHEREOF, the parties hereto have executed this Company Agreement as of the date and year first above written.

The Company:                      WATSON GENERAL CORPORATION
                                  a California corporation

                                  By:    [SIG]
                                      -----------------------------------------
                                        Chairman of the Board



The Investors:                    SAGAPONACK PARTNERS, L.P.
                                  By:   RSP Capital L.L.C., its general partner

                                  By:    [SIG]
                                      -----------------------------------------
                                        Title:

                                  SAGAPONACK INTERNATIONAL PARTNERS, L.P.
                                  By:   RSP Capital L.L.C., its supervising
                                  general partner

                                  By:    [SIG]
                                      -----------------------------------------
                                     Title: